SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2013

The Hackett Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-24343	65-0750100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida		33131
(Address of principal executive offices)		(Zip Code)

(305) 375-8005

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 21, 2012, The Hackett Group, Inc. (“we,” “us,” “Hackett” or the “Company”) entered into a credit agreement with Bank of America, N.A. (“Bank of America”), pursuant to which Bank of America agreed to lend the Company up to $20 million from time to time pursuant to a revolving line of credit (the “Revolver”) and up to $30 million pursuant to a five-year term loan (the “Term Loan”) which was used to finance the Company’s $55 million tender offer for the Company’s shares of common stock, $0.001 par value per share (the “Shares”) in March 2012. As of August 27, 2013, there was approximately $15 million outstanding under the Term Loan and no amounts outstanding under the Revolver. On August 27, 2013, the Company amended and restated the credit agreement (the “Credit Agreement”) with Bank of America.

As a result of the amendments, the Credit Facility matures on August 27, 2018, and the total amount available under the Amended Term Loan is approximately $40 million ($15 million outstanding as of August 27, 2013 plus up to $25 million of additional availability pursuant to the Amended Term Loan).

The $25 million in proceeds from the Amended Term Loan will be used, along with up to $10 million of cash borrowed under the Revolver and cash on hand, for the purchase of up to $35.75 million in value of Shares in the Company’s previously announced “Dutch auction” tender offer (the “Offer”) and the payment of all fees and expenses in connection with the Offer. The additional $25 million of borrowing under the Amended Term Loan is subject to and contingent upon the successful completion of the Offer as well as the satisfaction of the other customary conditions precedent under the Credit Agreement. In the event that the full $25 million is not borrowed under the Amended Term Loan for the purchase of Shares in the Offer, up to $10 million will remain available for borrowing under the Amended Term Loan to fund future purchases of Shares by the Company.

The obligations of Hackett under the Credit Facility are guaranteed by active existing and future material U.S. subsidiaries of Hackett (the “U.S. Subsidiaries”), and are secured by substantially all of the existing and future property and assets of Hackett and the U.S. Subsidiaries, a 100% pledge of the capital stock of the U.S. Subsidiaries, and a 66% pledge of the capital stock of Hackett’s direct foreign subsidiaries (subject to certain exceptions).

The interest rates per annum applicable to loans under the Credit Facility will be, at Hackett’s option, equal to either a base rate or a LIBOR rate for one-, two-, three- or six-month interest periods chosen by Hackett, in each case, plus an applicable margin percentage. The applicable margin percentage is determined from time to time under the Credit Agreement based on a consolidated leverage ratio. The initial applicable margin percentage (assuming the Offer is fully subscribed and $35 million is borrowed under the Credit Facility to pay for the Shares) is expected to be 2.0% per annum, in the case of LIBOR rate advances, and 1.25% per annum, in the case of base rate advances.

Subject to certain thresholds and exceptions, Hackett will be required to prepay the loans outstanding under the Credit Facility with (i) net cash proceeds from non-ordinary course sales of property and assets of Hackett or its subsidiaries and (ii) net cash proceeds from the issuance or incurrence of additional debt or equity securities of Hackett or its subsidiaries (other than issuances in connection with the Company’s equity compensation plans or acquisitions).

The Credit Agreement contains customary representations, warranties, indemnities and affirmative and negative covenants. The negative covenants include, among others, certain limitations on the ability to: incur liens and indebtedness; consummate mergers, consolidations or asset sales; make guarantees and investments; and pay dividends or distributions on or make certain distributions in respect of Shares. In addition, the Credit Agreement contains financial covenants that require Hackett to maintain on a consolidated basis a minimum fixed charge coverage ratio of greater than or equal to 1.5 to 1.0 and a consolidated leverage ratio of less than or equal to 2.5 to 1.0, in each case as calculated in accordance with the Credit Agreement.

The Credit Agreement also includes certain customary events of default, including, among others, the failure to make payments when due, insolvency, certain judgments, breaches of representations and warranties, breaches of covenants and the occurrence of certain events, including cross acceleration to other indebtedness of Hackett and its subsidiaries.

The Credit Agreement is filed as an Exhibit to this Form 8-K, and this summary is qualified in its entirety by reference to the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of August 27, 2013, among The Hackett Group, Inc., the material domestic subsidiaries of Hackett named on the signatures pages thereto and Bank of America, N.A., as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hackett Group, Inc.

Date: August 29, 2013	By:	/s/ Frank A. Zomerfeld
Frank A. Zomerfeld
Executive Vice President, General Counsel and Secretary

EXHIBIT LIST

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of August 27, 2013, among The Hackett Group, Inc., the material domestic subsidiaries of Hackett named on the signatures pages thereto and Bank of America, N.A., as lender.